Exhibit 4.10

Supplemental Indenture

SUPPLEMENTAL INDENTURE dated as of [•], 2007 (this “Supplemental Indenture”), among Domtar Inc., a corporation duly organized and existing under the federal laws of Canada (together with its successors and assigns, the “Company”), and Computershare Trust Company of Canada, as successor trustee (the “Trustee”), under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and the Trustee are parties to an Indenture, dated as of August 5, 1987 (the “Indenture”), pursuant to which $100,000,000 aggregate principal amount of the Company’s 10.85% debentures due 2017 were issued, of which $74,913,000 remains outstanding (the “Securities”);

WHEREAS, the Company desires to amend the Indenture in order to provide Domtar Corporation, a Delaware corporation and the indirect parent of the Company (“Domtar Corp.”) with the right to acquire, at any time, all of the Securities Outstanding in consideration for the issuance of an equal principal amount of Domtar Corp.’s newly issued Canadian dollar denominated notes, bearing interest at the same rate and maturing on the same date as the Securities which are acquired;

WHEREAS, the Company has caused to be delivered to the holders (the “Holders”) of the Securities an Information Circular / Prospectus, dated [•], 2007 (as the same may be amended from time to time, the “Circular”), and the related Proxy Form and Letter of Transmittal, pursuant to which the Company has solicited proxies (the “Proxy Solicitation”) in connection with a meeting of the Holders of the Securities to consider proposed amendments to the Indenture as further described herein;

WHEREAS, Section 802 of the Indenture provides that, subject to certain exceptions, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture to add, change or eliminate provisions or to modify the rights of Holders when authorized or permitted by a Majority Securityholders’ Act (the “Requisite Holders”);

WHEREAS, a Majority Securityholders’ Act to amend the Indenture as set forth in this Supplemental Indenture has been duly adopted at a meeting of the Holders of the Securities; and

WHEREAS, all other conditions and requirements necessary to amend the Indenture as set forth in this Supplemental Indenture have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments to Definitions. Section 101 of the Indenture (Definitions) is hereby amended to include the following definitions:

“Accrued Interest” has the meaning specified in Section 1110.

“Domtar Corp.” means Domtar Corporation, a Delaware corporation, and the indirect parent of the Company.

“Domtar Corp. 10.85% Notes” has the meaning specified in Section 1110.

“Exchange Date” has the meaning specified in Section 1110.

3. Amendment to Article 11. Article 11 of the Indenture (Redemption and Purchase of Securities) is hereby amended to include the following Section 1110:

“ Section 1110. Acquisition of Securities by Domtar Corp.

Notwithstanding any provision of the Indenture to the contrary, Domtar Corp. shall have the right, exercisable at any time upon notice of not less than one Business Day given to the Trustee, to acquire all Securities Outstanding in the manner set forth below. On and after the Exchange Date, existing Holders of the Securities (including any coupons relating thereto) shall cease to have any rights under the Indenture or the Securities (including any coupons relating thereto) except to receive the consideration provided below and the Securities (including any coupons relating thereto) shall be owned by Domtar Corp., unless Domtar Corp. shall fail to pay or duly provide for payment of such consideration.

Upon exercise by Domtar Corp. of the right to acquire the Securities as contemplated by this Section 1110, Domtar Corp. shall arrange to deliver to the Trustee, for and on behalf of the Holders of the Securities, Canadian dollar denominated notes of Domtar Corp. bearing interest at the same rate and maturing on the same date as the Securities (the “Domtar Corp. 10.85% Notes”) and having the terms, conditions and other attributes set forth in the Form of Indenture of Domtar Corp. attached hereto as Schedule 1.

In order to exercise such right to acquire, Domtar Corp. shall provide notice to the Trustee at least one Business Day prior to the date fixed for the acquisition specifying (i) the date fixed for the acquisition (the “Exchange Date”), (ii) that Domtar Corp. has taken such measures as are necessary or desirable to permit the Domtar Corp. 10.85% Notes to be delivered to the Trustee on the Exchange Date and (iii) that Domtar Corp. and the Company have taken such measures as are necessary or desirable to ensure that sufficient funds have been deposited with the Trustee to permit the payment to Holders an amount representing interest which has accrued and has not yet been paid on the Securities up to (but excluding) the Exchange Date (the “Accrued Interest”).

The Company shall, at least one Business Day prior to the Exchange Date, deposit with the Trustee an amount of money sufficient to pay the Accrued Interest and shall cause the Trustee to pay the Accrued Interest, in satisfaction of the Company’s obligation to pay interest on the Securities for such period, at the moment in time immediately prior to the delivery of the Domtar Corp. 10.85% Notes.

If the Holder of Securities acquired by Domtar Corp. in accordance with this Section 1110 should fail to surrender any of such Securities or fail to accept delivery of the Domtar Corp. 10.85% Notes in respect thereof, or give such receipt therefor, if any, as the Trustee may require, Domtar Corp. shall be entitled to deliver (if it has not already done so) to the Trustee and direct the Trustee to set aside in trust the Domtar Corp. 10.85% Notes and amount representing the Accrued Interest for such Holder, and such setting aside shall for all purposes be deemed a payment to the Holder of the Domtar Corp. 10.85% Notes and Accrued Interest so set aside, and the Holder shall thereafter have no right except to receive the Domtar Corp. 10.85% Notes and Accrued Interest so deposited, upon the surrender of its Securities, without further interest thereon.

Any Domtar Corp. 10.85% Notes or amount representing Accrued Interest in the hands of the Trustee and set aside and not claimed by or delivered to Holders of Securities in accordance with this Section 1110 within 5 years after the date of such setting aside shall be returned by the Trustee to Domtar Corp., and thereupon the Trustee shall be released from all further liability with respect to such Domtar Corp. 10.85% Notes or Accrued Interest and thereafter the Holders of the Securities in respect of which such Domtar Corp. 10.85% Notes and Accrued Interest was so delivered to Domtar Corp. shall have no rights in respect thereof, except to obtain such Domtar Corp. 10.85% Notes and the Accrued Interest from Domtar Corp. upon due presentation and surrender by the Holder of such Securities.

Notwithstanding the foregoing, if any Coupon Security acquired by Domtar Corp. in accordance with this Section 1110 shall not be accompanied by all appurtenant coupons maturing after the Exchange Date, the principal amount of Domtar Corp. 10.85% Notes to be delivered to the Trustee for and on behalf of the Holder of such Coupon Security shall be reduced by an amount equal to the present value of all such missing coupons discounted at a rate of 5% per annum from the date on which interest is payable with respect to each such missing coupon to (but excluding) the Exchange Date, provided, however, that the surrender of such missing coupon or coupons may be waived by the Company and the Trustee if there shall be furnished to them such security or indemnity as they may require to save each of them and the Paying Agent harmless. If any such missing coupon in respect of which such deduction shall have been made shall be surrendered to the Paying Agent, the holder of such missing coupon shall be entitled to receive from the Company an amount in cash representing the present value of such missing coupon, discounted at a rate of 5% per annum from the date on which interest is payable with respect to such missing coupon to the date such coupon is surrendered to the Paying Agent, without further interest thereon. A Holder of a Coupon Security shall be entitled to Accrued Interest only if such Holder has surrendered the coupon(s) appurtenant to such Coupon Security relating to the period for which Accrued Interest is due.

The Indenture, as changed, altered, amended, modified or supplemented, including by this Supplemental Indenture, shall be and continue in full force and effect and is hereby confirmed, and this Supplemental Indenture does not constitute a novation or rescission of the Securities or the issuance of any new bonds.”

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes of the Securities, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture.

5. Governing Law. This Supplemental Indenture shall be construed and governed by in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

6. Separability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7. Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8. Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

9. Effective Time. This Supplemental Indenture shall become effective immediately upon execution of this Supplemental Indenture on the date hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

DOMTAR INC.

By:
Name:
Title:

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Name:
Title:

By:
Name:
Title: